USCA ALL TERRAIN FUND

CONSENT AND ACTION IN LIEU OF MEETING OF BOARD OF TRUSTEES

The undersigned, being all of the Trustees of USCA All Terrain Fund, a Delaware statutory trust (the "Trust"), acting pursuant to Section 3806 of the Delaware Statutory Trust Act and Section 3 of Article IV of the Trust's Agreement and Declaration of Trust (the "Declaration"), hereby consent and agree to the adoption of the following resolution with the same effect as if such actions had been taken by majority vote at a meeting of the Board of Trustees of the Trust (the "Board" or the "Trustees") duly called and held for such purpose:

WHEREAS, USCA Asset Management LLC (“USCA”), the investment manager to the Trust, desired to change the Trust’s name to “All Terrain Fund”;

WHEREAS, the Board approved such change in the Trust’s name and the officers taking additional actions necessary or appropriate to effect such change and the purposes thereof, including filing a Certificate of Amendment to the Certificate of Trust with the Office of Delaware and reflecting the name “All Terrain Fund” on a post-effective amendment to the Trust’s registration statement;

WHEREAS, USCA has determined that the name “All Terrain Fund” is not available in the State of Delaware and recommends that the Trust retains the name “USCA All Terrain Fund”.

RESOLVED, that the Board hereby approves retaining the name of the Trust as “USCA All Terrain Fund”; and it is further

RESOLVED, that, in order to effectuate such retention, the Board authorizes and directs the officers of the Trust to withdraw the previously filed Certificate of Amendment to the Trust’s Certificate of Trust and file a post-effective amendment to the Trust’s registration statement on Form N-2 reflecting the Trust’s name as “USCA All Terrain Fund”; and it is further

RESOLVED, that the Board authorizes and directs the officers of the Trust, in consultation with fund counsel, to take any and all additional actions, to execute and deliver any additional documents, and to do all such acts and things that they may deem to be necessary or appropriate to effectuate the foregoing resolutions and to carry out the purposes thereof.

This action in writing may be executed in one or more counterparts, each of which when executed by the Trustees shall be deemed an original and all of which together shall be deemed the same action in writing and shall be filed in the records of the Trust.

IN WITNESS WHEREOF, the undersigned have executed this consent effective as of August 6, 2025.

Barry Knight, Trustee	Paul Wigdor, Trustee

Phil Pilibosian, Trustee